Exhibit 99.1

WZ (UK) LIMITED

FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015

AND THE PERIOD 11 APRIL 2014 (DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

WZ (UK) Limited

Denmead, United Kingdom

We have audited the accompanying balance sheet of WZ (UK) Limited as of 31 December 2015 and the related income statement, statement of comprehensive income, statement of changes in equity and cash flows for the year then ended, and the related notes to the financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WZ (UK) Limited at 31 December 2015 and the results of its operations and its cash flows for the year then ended, in accordance with United Kingdom Financial Reporting Standard 102 ‘The Financial Reporting Standard applicable in the UK and Republic of Ireland’.

United Kingdom Financial Reporting Standard 102 ‘The Financial Reporting Standard applicable in the UK and Republic of Ireland’ varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 20 to the financial statements.

/s/ BDO LLP

Southampton, United Kingdom

June 28, 2016

The notes form part of these financial statements

WZ (UK) LIMITED

INCOME STATEMENT

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

	Notes	Year Ended 31.12.15 $	Period 11.4.14 to 31.12.14 (Unaudited) $
TURNOVER	3	4,588,819	1,476
Cost of sales	3	(2,957,206)	(96,033)

GROSS PROFIT/(LOSS)		1,631,613	(94,557)

Operating expenses:
Sales and marketing	3	(27,986,806)	(100,214)
Engineering expenses	3	(857,968)	(445,824)
General and administrative		(689,364)	(28,873)

Total operating expenses		(29,534,138)	(574,911)

OPERATING LOSS AND LOSS BEFORE TAXATION		(27,902,525)	(669,468)

Tax on loss on ordinary activities	7	—	—

LOSS FOR THE FINANCIAL PERIOD		(27,902,525)	(693,916)

The notes form part of these financial statements

WZ (UK) LIMITED

OTHER COMPREHENSIVE INCOME / LOSS

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

	Year Ended 31.12.15 $	Period 11.4.14 to 31.12.14 (Unaudited) $
LOSS FOR THE PERIOD	(27,902,525)	(693,916)

OTHER COMPREHENSIVE INCOME FOR THE PERIOD, NET OF INCOME TAX	—	—

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD	(27,902,525)	(693,916)

The notes form part of these financial statements

WZ (UK) LIMITED

BALANCE SHEET

31 DECEMBER 2015 AND 31 DECEMBER 2014 (UNAUDITED)

		31.12.15		31.12.14 Unaudited
	Notes	$	$	$	$
FIXED ASSETS
Tangible assets	8		268,614		234,271

CURRENT ASSETS
Debtors	9	2,064,213		4,405,240
Cash at bank		658,929		1,049,110

		2,723,142		5,454,350
CREDITORS
Amounts falling due within one year	10	6,269,634		95,448

NET CURRENT (LIABILITIES)/ASSETS			(3,546,492)		5,358,902

TOTAL ASSETS LESS CURRENT LIABILITIES			(3,277,878)		5,593,173

CREDITORS
Amounts falling due after more than one year	11		818,563		3,864

NET (LIABILITIES)/ASSETS			(4,096,441)		5,589,309

RESERVES
Share capital	12		—		—
Share premium	13		16,000,000		1,000,000
Capital contributions	13		8,500,000		5,283,225
Accumulated deficit	13		(28,596,441)		(693,916)

SHAREHOLDERS’ (DEFICIT)/FUNDS			(4,096,441)		5,589,309

The notes form part of these financial statements

WZ (UK) LIMITED

STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

	Note	Share capital	Share premium	Capital contributions	Accumulated deficit	Total
Changes in equity
Issue of share capital	12	—	1,000,000	—	—	1,000,000
Non-repayable capital contributions	13	—	—	5,283,225	—	5,283,225
Total comprehensive loss		—	—	—	(693,916)	(693,916)

Balance at 31 December 2014		—	1,000,000	5,283,225	(693,916)	5,589,309

Changes in equity
Issue of share capital	12	—	15,000,000	—	—	15,000,000
Non-repayable capital contributions	13	—	—	3,216,775	—	3,216,775
Total comprehensive loss		—	—	—	(27,902,525)	(27,902,525)

Balance at 31 December 2015		—	16,000,000	8,500,000	(28,596,441)	(4,096,441)

The notes form part of these financial statements

WZ (UK) LIMITED

CASH FLOW STATEMENT

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

	Year Ended 31.12.15 $	Period 11.4.14 to 31.12.14 Unaudited $
Cash flows from operating activities
Loss for the period	(27,902,525)	(693,916)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation charges	40,924	8,156
Profit on disposal of fixed assets	(638)	—
Decrease / (increase) in trade debtors	1,338	(1,338)
Increase in other debtors	(1,209,205)	(855,009)
Increase in deferred revenue	3,778,680	17,101
Increase in trade creditors	58,259	56,654
Increase in other creditors	3,151,946	25,557

Net cash used in operating activities	(22,081,221)	(1,442,795)

Cash flows from investing activities
Purchase of tangible fixed assets	(79,555)	(242,427)
Sale of tangible fixed assets	4,927	—
Related party loan repayment/(advance)	3,548,893	(3,548,893)

Net cash provided by (used in) investing activities	3,474,265	(242,427)

Cash flows from financing activities
Share issues	15,000,000	1,000,000
Non-repayable capital contributions	3,216,775	5,283,225

Net cash provided by financing activities	18,216,775	6,283,225

(Decrease) / increase in cash and cash equivalents	(390,181)	1,049,110

Cash and cash equivalents at beginning of period (cash at bank and in hand)	1,049,110	—

Cash and cash equivalents at end of period (cash at bank and in hand)	658,929	1,049,110

The notes form part of these financial statements

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

1.	STATEMENT OF DIRECTORS’ RESPONSIBILITIES

The directors are responsible for preparing these financial statements for WZ (UK) Limited (“the Company”) in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with United Kingdom Financial Reporting Standard 102 ‘The Financial Reporting Standard applicable in the UK and Republic of Ireland’. Under company law, the directors must not approve the financial statements unless they are satisfied that they give a fair presentation of the state of affairs of the company and of the profit or loss of the company for that period. In preparing these financial statements, the directors are required to:

–	Select suitable accounting policies and then apply them consistently;

–	Make judgments and accounting estimates that are reasonable and prudent;

–	Prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company’s transactions and disclose with reasonable accuracy at any time the financial position of the company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

2.	ORGANISATION

WZ (UK) Limited is a private limited company incorporated in April 2014 in England and Wales under the United Kingdom’s Companies Act 2006.

WZ (UK) Limited provides hosting, domain and website builder services to its customers, primarily to small businesses.

These financial statements do not constitute the statutory financial statements of WZ (UK) Limited within the meaning of Section 434 of the Companies Act 2006. Copies of the statutory financial statements can be obtained from the Register at Companies House in the United Kingdom. Those statutory accounts have been reported on by WZ (UK) Limited’s independent auditors, BDO LLP, under applicable law and the International Standards on Auditing (United Kingdom and Ireland). The Independent Auditors’ Report of BDO LLP on the Statutory Financial Statements for 2015 was unqualified and did not contain a statement under 498(2) or 498(3) of the Companies Act 2006.

These financial statements of WZ (UK) Limited as at 31 December 2015 and 2014 were approved by the Board of Directors and authorised for issue on June 28, 2016.

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

3.	ACCOUNTING POLICIES

Basis of preparation

These financial statements have been prepared in accordance with Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” and the Companies Act 2006.

FRS 102 is mandatory for accounting periods beginning on or after 1 January 2015 but may be applied early to periods ending on or after 31 December 2012. By virtue of being a small company under Companies Act 2006 definitions, WZ (UK) Limited does not have to adopt FRS 102 until the period beginning 1 January 2016. However, it has taken the option to apply the standard early in the preparation of these financial statements. Information on the impact of first-time adoption of FRS 102 is given in note 19.

The preparation of financial statements in compliance with FRS 102 requires the use of certain critical accounting estimates. It also requires Group management to exercise judgement in applying the Group’s accounting policies.

The financial statements have been prepared under the historical cost convention.

Going concern

The Company incurred a net loss of $27,902,525 (2014: $693,916) for the financial year ended 31 December 2015 and has used significant cash in operating activities during the year. Net cash used in operating activities was $22,081,221 for the year ended 31 December 2015. Management expects the company to continue to incur net losses and have significant cash outflows for at least the next 12 months. The validity of the Company to continue as a going concern depends on the shareholders’ undertaking to provide continuing financial support. In particular, The Endurance International Group Holdings, Inc. acquired a controlling interest in the Company on 6 January 2016 (Note17) and has undertaken to provide continuing financial support to the Company for at least 12 months from approval of the financial statements. The Endurance International Group Holdings, Inc. has given a written undertaking to provide funds to the Company to meet its obligations.

These financial statements have been prepared assuming the Company will continue as a going concern due to the support received from The Endurance International Group Holdings, Inc.

Turnover

The Company generates revenue primarily from selling subscriptions for cloud-based website builder services. The subscriptions are provided under contracts pursuant to which the Company has ongoing obligations to support the subscriber. These contracts range from service periods of between 1 and 24 months and typically require payment in advance. The Company recognises the associated revenue ratably over the service period. This includes revenue in respect of add-ons (upgrades to the basic website builder service).

The Company offers multiple element arrangements where its website builder service includes a domain name registration with the price of subscription, although the subscriber has the option of not claiming this inclusive domain name registration. The sale of a domain name provides a subscriber with the exclusive use of the domain name, which are obtained by one of the registrars owned by The Endurance International Group Holdings, Inc. (a shareholder) on the subscriber’s behalf. Inclusive domain registration fees are not refundable to the subscriber, in that the cost of inclusive domain names is deducted from any refund of subscriptions. In multiple element arrangements the Company uses the stand-alone selling prices or, in the absence of such information, management’s best estimate of selling prices to determine the fair value of the separate element within the arrangement. The estimated selling price of an inclusive domain name is set with reference to the published price quoted in the company’s terms of service.

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

3.	ACCOUNTING POLICIES (continued)

Turnover (continued)

Revenue is allocated to each deliverable based on the fair value of each individual element. Revenue from the sale of a domain name registration element is recognized when the service commences and the subscriber is given access to the domain name. This is upon payment by the subscriber as there are no remaining Company obligations once the sale to the subscriber occurs and the Company has full discretion on the sales price and bears all credit risk. Domain revenue is recognised on a gross basis due to the Company having control over the price at which domain sales are recognised, having control over which registrar to use and being actively involved in the process of obtaining the domain name and supplying this to the subscriber.

The Company also generates revenue from the sale of premium domain name registrations, which are sold separately and are not part of a multi element arrangement. The revenue recognition is the same as for standard domain sales described above. Refunds are not given for premium name registrations.

Revenue is measured excluding discounts, rebates, value added tax and other sales taxes.

The Company offers refunds under certain conditions in accordance with the terms of service. A full or pro rata refund is given depending on the date of cancellation and type of subscription. Upon refund, the subscriber is returned the relevant proportion of their subscription, less the cost of the inclusive domain name as described above. Any associated deferred revenue is extinguished.

Direct costs of revenue

The Company’s direct costs of revenue include only those costs directly incurred in connection with the provision of its cloud-based website builder products and services. The direct costs of registering domain names are expensed as incurred.

Engineering costs

Engineering costs incurred in the maintenance of the Company’s technology infrastructure are expensed as incurred.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with remaining maturities of three months or less at the date of purchase.

Trade debtors

Trade debtors is composed of cash due from credit card companies for unsettled transactions charged to subscriber credit cards. As these amounts reflect authenticated transactions that are fully collectible, the Company does not maintain an allowance for doubtful accounts.

Tangible fixed assets

Tangible fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets. Depreciation is provided at the following annual rates in order to write off each asset over its estimated useful life.

Improvements to property – 20% on cost

Fixtures and fittings – 25% on cost

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are eliminated from the Company’s accounts and any resulting gain or loss is credited or charged to the income statement. Repairs and maintenance costs are expensed as incurred.

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

3.	ACCOUNTING POLICIES (continued)

Impairment of fixed assets

Assets that are subject to depreciation or amortisation are assessed at each reporting date to determine whether there is any indication that the assets are impaired. Where there is any indication that an asset may be impaired, the carrying value of the asset (or cash-generating unit to which the asset has been allocated) is tested for impairment. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s (or CGU’s) fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (CGUs). Non-financial assets that have been previously impaired are reviewed at each reporting date to assess whether there is any indication that the impairment losses recognised in prior periods may no longer exist or may have decreased.

Current and deferred tax

The tax expense for the period comprises current and deferred tax. Tax is recognised in profit or loss, except that a change attributable to an item of income or expense recognised as other comprehensive income or to an item recognised directly in equity is also recognised in other comprehensive income or directly in equity respectively.

The current income tax charge is calculated on the basis of tax rates and laws that have been enacted or substantively enacted by the reporting date.

Deferred balances are recognised in respect of all timing differences that have originated but not reversed by the balance sheet date, except:

•	The recognition of deferred tax assets is limited to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits:

•	Any deferred tax balances are reversed if and when all conditions for retaining associated tax allowances have been met.

Deferred tax balances are not recognised in respect of permanent differences except in respect of business combinations, when deferred tax is recognised on the differences between the fair values of assets acquired and the future tax deductions available for them and the differences between the fair values of liabilities acquired and the amount that will be assessed for tax.

Deferred income tax is determined using tax rates and laws that have been enacted or substantively enacted by the reporting date.

Foreign currency and currency translation

The directors have reviewed the functional currency of the company and concluded that it is US Dollars and therefore the financial statements have been prepared in this currency.

Assets and liabilities in foreign currencies are translated into US dollars at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated into US dollars at the rate of exchange ruling at the date of transaction. Exchange differences are taken into account in arriving at the operating result. Share capital, share premium and capital contributions are translated at the date of the transaction and not subsequently retranslated at future balance sheet dates.

Leased assets: Lessee

Where assets are financed by leasing agreements that give rights approximately to ownership (finance leases), the assets are treated as if they has been purchased outright. The amount capitalised is the present value of the minimum lease payments payable over the term of the lease. The corresponding leasing commitments are shown as amounts payable to the lessor. Depreciation on the relevant assets is charged to profit or loss over the shorter of estimated useful economic life and the term of the lease.

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

3.	ACCOUNTING POLICIES (continued)

Leased assets: Lessee (continued)

Lease payments are analysed between capital and interest components so that the interest element of the payment is charged to profit or loss over the term of the lease and is calculated so that it represents a constant proportion of the balance of capital repayments outstanding. The capital part reduces the amounts payable to the lessor.

All other leases are treated as operating leases. Their annual rentals are charged to profit or loss on a straight-line basis over the term of the lease.

Sales and marketing expenses

The Company engages in sales and marketing through various online marketing channels, which include affiliate and search marketing as well as online partnerships. The Company expenses sales and marketing costs as incurred as they relate primarily to pay-per-click (PPC) advertising costs and commissions.

Holiday pay accrual

A liability is recognised to the extent of any unused holiday pay entitlement which has accrued at the balance sheet date and carried forward to future periods. This is measured at the undiscounted salary cost of the future holiday entitlement so accrued at the balance sheet date. No accrual has been made in these financial statements as it is considered immaterial.

Judgements in applying accounting policies and key sources of estimation uncertainty

In the application of the company’s accounting policies, which are described above, the directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

In respect of revenue recognition management have considered the detailed criteria for the recognition of revenue from the sale of goods set out in FRS 102 Section 23 Revenue and, in particular, the degree of involvement the Company has over the subscription term. In respect of the website builder service (including the sale of add-ons), the directors are satisfied that the Company is involved in the provision of the service over the life of the subscription term and therefore revenue is recognised ratably over the service period. In respect of domain name sales, the directors are satisfied that the Company does not have any remaining obligations once the sale to the subscriber occurs and therefore revenue is recognised when the subscriber is billed (i.e. upfront). The above revenue policy describes how the Company arrives at an estimated selling price for inclusive domain name sales which are classified as a separate element. Given selling prices are readily available, the directors do not consider there to be any significant judgement or estimate in the setting of these prices.

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

4.	TURNOVER

The proportion of turnover that is attributable to markets outside the UK is 76.29% (31.12.14: 82.24%).

5.	STAFF COSTS

	Year Ended 31.12.15 $	Period 11.4.14 to 31.12.14 (Unaudited) $
Wages and salaries	1,008,322	415,863
Social security costs	81,174	32,132

	1,089,496	447,995

The average monthly number of employees during the year was as follows:

	Year Ended 31.12.15	Period 11.4.14 to 31.12.14 (Unaudited)
Administrative	14	8

6.	OPERATING LOSS

The operating loss is stated after charging/(crediting):

	Year Ended 31.12.15 $	Period 11.4.14 to 31.12.14 (Unaudited) $
Other operating leases	204,983	26,405
Depreciation—owned assets	40,924	8,156
Profit on disposal of fixed assets	(638)	—
Foreign exchange differences	316,151	24,447

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

7.	TAXATION

Analysis of the tax charge

No liability to UK corporation tax arose on ordinary activities for the year ended 31 December 2015, nor for the period 11 April 2014 to 31 December 2014 (Unaudited).

Reconciliation of total tax charge included in the income statement

The tax assessed for the year is lower than the standard rate of corporation tax in the UK. The difference is explained below:

	Year Ended 31.12.15 $	Period 11.4.14 to 31.12.14 (Unaudited) $
Loss on ordinary activities before tax	(27,902,525)	(693,916)

Loss on ordinary activities multiplied by the standard rate of corporation tax in the UK of 20% (2014 – 20%)	(5,580,505)	(138,783)

Effects of:
Capital allowances in excess of depreciation	(9,469)	(25,006)
Tax losses not recognised as a deferred tax asset	5,589,974	163,789

Total tax charge	—	—

8.	TANGIBLE FIXED ASSETS

	Improvements to property $	Fixtures and fittings $	Totals $
COST
At 1 January 2015	128,913	113,514	242,427
Additions	26,344	53,211	79,555
Disposals	(525)	(4,050)	(4,575)

At 31 December 2015	154,732	162,675	317,407

DEPRECIATION
At 1 January 2015	—	8,156	8,156
Charge for year	—	40,924	40,924
Eliminated on disposal	—	(287)	(287)

At 31 December 2015	—	48,793	48,793

NET BOOK VALUE
At 31 December 2015	154,732	113,882	268,614

At 31 December 2014 (Unaudited)	128,913	105,358	234,271

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

9.	DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	31.12.15 $	31.12.14 (Unaudited) $
Trade debtors	—	1,338
Other debtors	565,637	128,064
Related party debtors	954,046	4,199,831
VAT	535,241	72,585
Prepayments	9,289	3,422

	2,064,213	4,405,240

10.	CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	31.12.15 $	31.12.14 (Unaudited) $
Trade creditors	114,913	56,654
Related party creditors	381,822	—
Social security and other taxes	34,212	14,584
Other creditors	9,611	1,333
Deferred income	2,977,218	13,237
Accrued expenses	2,751,858	9,640

	6,269,634	95,448

11.	CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	31.12.15 $	31.12.14 (Unaudited) $
Deferred income	818,563	3,864

12.	CALLED UP SHARE CAPITAL

Allotted, issued and fully paid:
Number:	Class:	Nominal value:	31.12.15 $	31.12.14 (Unaudited) $
12,067,676	Ordinary	£0.00000001	—	—

On 24 August 2015, the Company’s share capital was sub-divided into 10,000,000 £0.00000001 shares.

On 24 August 2015, the Company issued 2,067,676 £0.00000001 shares for a premium of £4.6122 ($7.2545) per share, generating share premium of $15,000,000 (note 13).

In the period ended 31 December 2014, the Company issued 4,900 shares (prior to the subdivision in 2015 noted above) for a premium of $204.08163 per share, generating share premium of $1,000,000.

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

13.	RESERVES

	Accumulated deficit $	Share premium $	Capital contributions $	Totals $
At 1 January 2015	(693,916)	1,000,000	5,283,225	5,589,309
Deficit for the year	(27,902,525)	—	—	(27,902,525)
Cash share issue	—	15,000,000	—	15,000,000
Non-repayable capital contribution	—	—	3,216,775	3,216,775

At 31 December 2015	(28,596,441)	16,000,000	8,500,000	(4,096,441)

The capital contributions relate to non-repayable capital contributions received from the company’s shareholders.

14.	LEGAL PROCEEDINGS

From time to time we are involved in legal proceedings or subject to claims arising in the ordinary course of our business. There is currently an open patent infringement claim which has been lodged against the Company. However, the directors are unable to assess as to whether the ultimate outcome to the Company is either “probable” or “remote”. The directors are also unable to give an estimate of the amount or range of potential loss, if any, which might result to the Company if the outcome were unfavourable and therefore no provision has been recognised in relation to this legal claim. Regardless of the outcome, litigation can have an adverse impact on us because of defence and settlement costs, diversion of management resources and other factors.

15.	DIRECTORS’ ADVANCES, CREDITS AND GUARANTEES

The following advances and credits to a director subsisted during the year ended 31 December 2015 and the period ended 31 December 2014:

	31.12.15 $	31.12.14 (Unaudited) $
Mr C S Phillips
Balance outstanding at start of period	649,600	—
Amounts advanced to director	—	649,600
Amounts repaid from director	(649,600)	—

Balance outstanding at end of period (included in other debtors)	—	649,600

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

16.	RELATED PARTY DISCLOSURES

The Endurance International Group Holdings, Inc.

A shareholder.

The amount owed to The Endurance International Group Holdings, Inc. at 31 December 2015 relates to WZ (UK) Limited advertising expenses of $250,993 paid by The Endurance International Group Holdings, Inc. on WZ (UK) Limited’s behalf.

The Endurance International Group Holdings, Inc. contributed non-repayable capital contributions to the company of $1,225,000 (2014: $2,940,000). During 2015, 1,013,161 shares were issued to The Endurance International Group Holdings, Inc. at a premium of $7.2545 per share or $7,350,000 in total. During 2014, 4,900 (now 4,900,000 following subdivision in 2015) shares were issued to The Endurance International Group Holdings, Inc. at a premium of $204.0816 per share or $1,000,000 in total.

	31.12.15 $	31.12.14 (Unaudited) $
Amount due to related party at the balance sheet date (included in accruals)	250,993	—

Just Develop It Limited

A shareholder.

During the year the company incurred staff costs included in general and administrative expenses from Just Develop It Limited totalling $246,589 (31.12.14: $48,701).

The company incurred rent from Just Develop It Limited totalling $204,983 (31.12.14: $26,404). Rent expense has been allocated to cost of sales, sales and marketing, engineering, and general and administrative expenses.

Just Develop It Limited contributed non-repayable capital contributions to the company of $1,275,000 (2014: $Nil). During 2015, 1,054,514 shares were issued to Just Develop It Limited at a premium of $7.2549 or $7,650,000. The amount owed from Just Develop It Limited at the balance sheet date relates to non-interest bearing related party loans which are repayable on demand.

	31.12.15 $	31.12.14 (Unaudited) $
Amount due from related party at the balance sheet date (included in other debtors)	589,453	3,550,231

Amount due to related party at balance sheet date (included in trade creditors)	48,202	31,361

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

16.	RELATED PARTY DISCLOSURES (continued)

Mr C S Phillips

A shareholder and director.

The amount owed from Mr C S Phillips at 31.12.14 related to a security for a credit card facility which the company paid for on behalf of Mr C S Phillips.

	31.12.15 $	31.12.14 (Unaudited) $
Amount due from related party at the balance sheet date (included in other debtors)	—	649,600

First Search Marketing Limited

A company with common shareholders/directors.

The company was not a related party under common control at the year end due to a change in shareholdings during the year.

During the year the company incurred pay per click marketing costs (note 3) from First Search Marketing Limited totalling $10,564,041 (31.12.14: $nil).

The amount due from First Search Marketing Limited at the balance sheet date relates to payments on account for marketing costs and accrued marketing costs.

	31.12.15 $	31.12.14 (Unaudited) $
Amount due from related party at the balance sheet date (included in other debtors)	364,593	—

Fortifico Limited

A company under common control.

During the year the company incurred software costs from Fortifico Limited totalling $58,684 (31.12.14: $nil).

The amount owed to Fortifico Limited at the balance sheet date relates to trade creditors.

	31.12.15 $	31.12.14 (Unaudited) $
Amount due to related party at the balance sheet date (included in trade creditors)	22,570	—

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

16.	RELATED PARTY DISCLOSURES (continued)

WebZai Limited

An affiliated company (also part of The Endurance International Group Holdings, Inc.).

During the year the company incurred licence royalties payable to WebZai Limited totalling $381,822 (31.12.14: $nil).

	31.12.15 $	31.12.14 (Unaudited) $
Amount due to related party at the balance sheet date (included in related party creditors)	381,822	—

P.D.R Solutions FZC (“P.D.R.”) (and its brand LogicBoxes)

An affiliated company (also part of the Endurance International Group Holdings, Inc.).

P.D.R. acts as the domain registrar for domain names sold as part of the company’s website builder services. During the year the company incurred domain registration costs payable to P.D.R. of $788,266. There were no balances outstanding at the balance sheet date.

17.	POST BALANCE SHEET EVENTS

On 6 January 2016, The Endurance International Group Holdings, Inc. acquired a controlling interest in the Company by acquiring an additional 8.5% for $2,082,599, bringing its ownership percentage to 57.5%.

18.	ULTIMATE CONTROLLING PARTY

There was an option agreement in place between the shareholders during the year which, if certain conditions were met, would have given The Endurance International Group Holdings, Inc. the right to exercise their option to acquire an additional 8.5% and therefore become the majority shareholder. However, the shareholders agreed that these conditions were not met until after the year end, which is when The Endurance International Group Holdings, Inc. acquired the additional stake as detailed in Note 17. During the year ended 31 December 2015, the company was not under the control of any one individual through share ownership. However certain of the company’s shareholders had control of the company through proxy. This gave the following parties joint control of the company – Just Develop It Limited, N Baker, J Francis, B Rolison, S MacDonald, T Barrett and D Short.

19.	FIRST TIME ADOPTION OF FRS 102

The adoption of FRS 102 has resulted in no changes in the equity as at 11 April 2014, the loss for the period ended 31 December 2014 or the equity as at 31 December 2014.

WZ (UK) LIMITED

NOTES TO THE FINANCIAL STATEMENTS – continued

FOR THE YEAR ENDED 31 DECEMBER 2015 AND THE PERIOD 11 APRIL 2014

(DATE OF INCORPORATION) TO 31 DECEMBER 2014 (UNAUDITED)

20.	SUMMARY OF DIFFERENCES BETWEEN UK GAAP AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA (US GAAP)

These financial statements have been prepared in accordance with UK GAAP, which differs in certain respects from US GAAP.

There were no significant differences identified between UK GAAP and US GAAP therefore quantified reconciliations have not been prepared. The net loss under UK GAAP and US GAAP at 31 December 2015 was $28,438,737 (2014: $693,916) and shareholders’ equity/(deficit) was $(4,635,653) (2014: $5,589,309), respectively.

Cash flows

Under UK GAAP, upon adoption of FRS 102, the Company was required to present its statement of cash flows in accordance with Section 7 Statement of cash flows of such FRS. Such statement in Section 7 is consistent with IAS 7 Statement of Cash Flows in its approach to the content and presentation of a cash flow statement although it is less detailed. In FRS 102 cash flows from interest and dividends received and paid shall be classified in a consistent manner from period to period as either operating, investing or financing. Interest paid and interest and dividends received are usually classified as operating cash flows for a financial institution. However, there is no consensus on the classification of these cash flows for other entities. They may be classified as operating cash flows or, alternatively, the interest paid may be classified as financing and interest and dividends received may be classified as investing cash flows.

One difference has been identified between UK GAAP and US GAAP related to restricted cash classification, in respect of deposits and cash held with payment processors, which provide collateral against any charge-backs, fees or other items that may get charged back to the Company by credit card companies and other merchants. These balances have been included within other debtors under UK GAAP whereas they would be included as restricted cash under US GAAP. Such amounts of $545,677 at 31 December 2015 (2014: $Nil) would be shown within investing activities in the US GAAP cash flow, whereas under FRS 102 such amounts are included in operating activities cash flows. Therefore, under US GAAP, cash flows from operating activities would have been $21,535,544 and from investing activities would have been $4,019,942.